Exhibit 99.1

NEWS	Contact: Blake McCarthy (713) 815-3535

FOR IMMEDIATE RELEASE

NOV Reports third quarter 2021 Results

HOUSTON, TX, October 26, 2021 — NOV Inc. (NYSE: NOV) today reported third quarter 2021 revenues of $1.34 billion, a decrease of 5 percent compared to the second quarter of 2021 and a decrease of 3 percent compared to the third quarter of 2020. Net loss for the third quarter of 2021 was $69 million, or 5.1 percent of sales, which included $12 million in pre-tax charges related to COVID-19 operational disruptions on a project in a Southeast Asian shipyard and $24 million in Other Items (see Corporate Information for additional details). Adjusted EBITDA (operating profit excluding depreciation, amortization, and Other Items) decreased sequentially to $56 million, or 4.2 percent of sales.

“Rising oil and gas prices continue to drive higher demand for NOV, as our orders again exceeded our shipments in the third quarter,” stated Clay Williams, Chairman, President, and CEO.  “While pandemic-related supply chain issues challenged certain projects, we nevertheless saw sequential improvement in many of our oilfield businesses, along with our strong order levels.  Rising economic activity and higher backlogs continue to underpin our improving outlook for 2022.”

“We continue investing in technologies to both improve our offerings to oil and gas operators and grow our portfolio of renewable energy technologies.  We were particularly pleased to again see offshore wind power related projects drive more than half of our Rig Technology segment’s orders in the third quarter, and we made steady progress in other low-carbon solutions under development.  As global economies emerge from pandemic lockdowns, supply chains normalize, and energy demand grows, NOV is well positioned to generate much stronger financial returns from the coming multi-year up-cycle in both the conventional and renewable energy markets.”

Wellbore Technologies

Wellbore Technologies generated revenues of $507 million in the third quarter of 2021, an increase of 10 percent from the second quarter of 2021 and an increase of 40 percent from the third quarter of 2020. The increase in revenues was driven by oil and gas drilling activity levels that improved in every major region of the world, market share gains in certain markets, and higher prices. Operating profit was $32 million, or 6.3 percent of sales, and included $7 million of Other Items. Adjusted EBITDA increased $14 million sequentially to $77 million, or 15.2 percent of sales.

Completion & Production Solutions

Completion & Production Solutions generated revenues of $478 million in the third quarter of 2021, a decrease of 4 percent from the second quarter of 2021 and a decrease of 20 percent from the third quarter of 2020. COVID-19 operational disruptions and supply chain issues negatively impacted the conversion of revenue from backlog during the quarter. Operating loss was $26 million, or 5.4 percent of sales, and included $6 million in Other Items. Adjusted EBITDA decreased $9 million sequentially to -$5 million, or 1.0 percent of sales. Third quarter results included $12 million in charges related to COVID-19 operational disruptions on a project in a Southeast Asian shipyard.

New orders booked during the quarter totaled $384 million, representing a book-to-bill of 144 percent when compared to the $266 million of orders shipped from backlog. As of September 30, 2021, backlog for capital equipment orders for Completion & Production Solutions was $1.11 billion.

Rig Technologies

Rig Technologies generated revenues of $390 million in the third quarter of 2021, a decrease of 20 percent from the second quarter of 2021 and a decrease of 13 percent from the third quarter of 2020. The sequential decline in revenue was driven primarily by a $74 million project settlement in the second quarter that did not repeat. Operating profit was $1 million, or less than one percent of sales, and included $6 million of other items. Adjusted EBITDA decreased $50 million sequentially to $25 million, or 6.4 percent of sales.

New orders booked during the quarter totaled $300 million, representing a book-to-bill of 190 percent when compared to the $158 million of orders shipped from backlog. As of September 30, 2021, backlog for capital equipment orders for Rig Technologies was $2.78 billion.

Corporate Information

During the third quarter, the Company recognized $24 million of Other Items due to restructuring costs, net of related credits, and an accrual for a post-warranty product modification. See reconciliation of Adjusted EBITDA to Net Income.

As of September 30, 2021, the Company had total debt of $1.70 billion, with $2.00 billion available on its primary revolving credit facility, and $1.67 billion in cash and cash equivalents.

Significant Achievements

NOV received an award from Cadeler A/S to design and equip two GustoMSC™ NG-20000X self-propelled wind turbine installation jackup vessels. Each vessel will have 5,600 m2 of deck space, an industry-leading carrying capacity of more than 17,600 tons and the ability to transport and install multiple sets of 15- to 20-plus MW turbines. The jacking systems will incorporate NOV’s proprietary advanced regenerative power system technology that enables significant fuel savings and reduced emissions. In parallel, NOV will upgrade Cadeler’s existing O-Class vessels with new heavy-lift cranes to handle the next generation of wind turbines.

NOV secured a front-end engineering design (FEED) study to decarbonize a floating production storage and offloading (FPSO) vessel operating offshore Malaysia. The FEED study was awarded based on NOV’s global process engineering and gas treatment expertise, which allows the Company to engineer, design, and fully execute built-for-purpose carbon capture systems for many industry applications.

NOV secured an order for a 20,000-psi (20K) blowout preventer (BOP) stack for a new development project in the Gulf of Mexico. This is the third order NOV has received for a 20K subsea BOP stack, solidifying the Company’s position as the engineering expert and supplier of choice for leading-edge safety technology and equipment. In addition, NOV won a contract to supply Viper™ large-diameter casing for the same project.  Viper’s exceptional sealing properties and fatigue performance make it the ideal choice for the extreme demands of the deepwater market.

NOV gained additional recognition for its leading ESG practices when the Saudi Authority for Industrial Cities and Technology Zones (MODON) selected the company’s Fiber Glass Systems facility in Dammam, Saudi Arabia, as a benchmark facility for safety and environmental practices among all local facilities. At the request of the MODON authority, NOV hosted teams from 12 companies with neighboring facilities in the zone to share best practices, ranging from safety protocols, environmental safeguards, and employee engagement.

NOV’s technologies continued supporting efforts to decarbonize the energy industry and new industry verticals that are aligned with addressing key societal needs.  During the quarter, NOV provided a major pharmaceutical company with turbine agitators and mixers that will be used to manufacture a new pill to treat COVID-19. The operation also provided an integrated package of pumps, mixers and screens used to process and treat cooling water at a nuclear power facility in the U.K., as well as a large mixer used in the mining of rare earth minerals in California.

NOV’s condition-based monitoring (CBM) systems continue to gain broader market adoption with a large drilling contractor entrusting the maintenance of all its subsea assets to the business.  Our CBM systems drive savings and efficiencies for our customers by optimizing maintenance, maximizing equipment availability, and reducing total cost of ownership.  The tangible value of NOV’s CBM program was demonstrated during the quarter when an impending bearing failure signature was detected on a customer’s draw-works motor, a potential cliff event that would have resulted in significant downtime and, potentially, critical safety issues.  The early detection allowed for the part to be replaced with minimal operation impact, resulting in improved economics for both the operator and our drilling contractor customer.

NOV was awarded a large gas dehydration system for the Berri field in Saudi Arabia, reinforcing NOV’s position as a leading process systems technology company. Tying into NOV’s focus on marrying local content and execution with best-in-class process technology, the project will rely on in-country fabrication and reaffirms NOV’s position as a strategic partner of Saudi Aramco as it pursues its objective of increasing natural gas production in the Kingdom.

Combining multiple leading-edge NOV drilling technologies in bottom hole assemblies (BHAs) resulted in meaningful operational improvements for customers around the globe. In Colombia, NOV’s Agitator™ system, enhanced with a new Remote Shock Tool, reduced frictional losses and cut drilling time by delivering a field record rate of penetration (ROP) of 201 ft/hr. The customer reached total depth in 1.4 drilling days—faster than the best offset well thanks to 39% faster sliding ROP and 23% faster rotating ROP. In Siberia, NOV Vector™ impulse motors combined with an Agitator system set the field ROP record of 177 ft/hr, a 45% improvement compared to offset wells.

NOV’s SelectShift™ downhole adjustable motor with Impulse technology enabled a major operator in the Northeast U.S. to drill its fastest well to date and was consistently used in the challenging vertical section of 12 wells for the same customer.  The two bend settings of the SelectShift enabled optimized drilling parameters through the different formations of the vertical well sections, driving significant savings and efficiencies through reduced bottom-hole assembly trips, improved bit life, and enhanced rate of penetration.  On average, SelectShift Impulse technology reduced total section drill times by 30% and is establishing itself as an essential technology for the harsh drilling conditions of the Northeastern U.S.

NOV was awarded a three-year Wired Drill Pipe Optimization project with a major operator in the North Sea. The enhanced downhole transparency provided by the instantaneous and bi-directional transmission of downhole data made possible by wired drill pipe, combined with our latest downhole drilling tool technology, drove a significant improvement in overall well performance for the same operator on a previous contract.  With this follow-on contract, NOV will look to provide similar operational enhancements on a greater percentage of this customer’s operations and continue to drive improved customer economic returns.

NOV commenced operations of a quayside thermal desorption treatment facility in Georgetown, Guyana. This marks the beginning of a 10-year project with a major operator to treat drilling fluid waste coming from multiple drillships. NOV’s Hot Oil Thermal Desorption Unit (HTDU) was chosen for its reliability and steady production capability. The HTDU will treat synthetic oil-based mud waste from offshore installations and onshore mud plants, providing a more sustainable solution that reuses mud streams and meaningfully reduces the environmental impact of disposal.

Third Quarter Earnings Conference Call

NOV will hold a conference call to discuss its third quarter 2021 results on October 27, 2021 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

NOV (NYSE: NOV) delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by NOV with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Blake McCarthy

Vice President, Corporate Development and Investor Relations

(713) 815-3535

Blake.McCarthy@nov.com

NOV INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

(In millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2021	2020	2021	2021	2020
Revenue:
Wellbore Technologies	$507	$361	$463	$1,383	$1,494
Completion & Production Solutions	478	601	497	1,414	1,887
Rig Technologies	390	449	487	1,308	1,482
Eliminations	(34)	(27)	(30)	(98)	(100)
Total revenue	1,341	1,384	1,417	4,007	4,763
Gross profit	185	139	231	572	500
Gross profit %	13.8%	10.0%	16.3%	14.3%	10.5%

Selling, general, and administrative	228	213	219	691	733
Goodwill and indefinite-lived intangible asset impairment	—	—	—	—	1,378
Long-lived asset impairment	—	—	—	—	513
Operating profit (loss)	(43)	(74)	12	(119)	(2,124)
Interest and financial costs	(19)	(21)	(19)	(58)	(65)
Interest income	3	—	2	7	5
Equity loss in unconsolidated affiliates	(2)	(11)	—	(6)	(250)
Other income (expense), net	1	(8)	(16)	(25)	(19)
Loss before income taxes	(60)	(114)	(21)	(201)	(2,453)
Provision (benefit) for income taxes	5	(61)	2	1	(264)
Net loss	(65)	(53)	(23)	(202)	(2,189)
Net loss attributable to noncontrolling interests	4	2	3	8	6
Net loss attributable to Company	$(69)	$(55)	$(26)	$(210)	$(2,195)
Per share data:
Basic	$(0.18)	$(0.14)	$(0.07)	$(0.54)	$(5.72)
Diluted	$(0.18)	$(0.14)	$(0.07)	$(0.54)	$(5.72)
Weighted average shares outstanding:
Basic	387	385	386	386	384
Diluted	387	385	386	386	384

NOV INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)

	September 30,	December 31,
	2021	2020
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$1,668	$1,692
Receivables, net	1,280	1,274
Inventories, net	1,325	1,408
Contract assets	466	611
Other current assets	200	224
Total current assets	4,939	5,209

Property, plant and equipment, net	1,825	1,927
Lease right-of-use assets	553	566
Goodwill and intangibles, net	1,992	2,020
Other assets	258	207
Total assets	$9,567	$9,929

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$519	$489
Accrued liabilities	785	863
Contract liabilities	425	354
Current portion of lease liabilities	102	110
Accrued income taxes	22	51
Total current liabilities	1,853	1,867

Lease liabilities	593	612
Long-term debt	1,704	1,834
Other liabilities	339	337
Total liabilities	4,489	4,650

Total stockholders’ equity	5,078	5,279
Total liabilities and stockholders’ equity	$9,567	$9,929

NOV INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Nine Months Ended
	September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(202)	$(2,189)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	231	270
Goodwill and indefinite-lived intangible asset impairment	—	1,378
Long-lived asset impairment	—	513
Working capital and other operating items, net	226	768
Net cash provided by operating activities	255	740

Cash flows from investing activities:
Purchases of property, plant and equipment	(137)	(173)
Other	35	13
Net cash used in investing activities	(102)	(160)

Cash flows from financing activities:
Borrowings against lines of credit and other debt	51	36
Payments against lines of credit and other debt	(183)	(217)
Cash dividends paid	—	(19)
Other	(40)	(56)
Net cash used in financing activities	(172)	(256)
Effect of exchange rates on cash	(5)	(10)
Increase (decrease) in cash and cash equivalents	(24)	314
Cash and cash equivalents, beginning of period	1,692	1,171
Cash and cash equivalents, end of period	$1,668	$1,485

NOV INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)

(In millions)

The Company discloses Adjusted EBITDA (defined as Operating Profit excluding Depreciation, Amortization and, when applicable, Other Items) in its periodic earnings press releases and other public disclosures to provide investors additional information about the results of ongoing operations. The Company uses Adjusted EBITDA internally to evaluate and manage the business. Adjusted EBITDA is not intended to replace GAAP financial measures, such as Net Income. Other Items include impairment, restructure, severance, and facility closure costs and inventory charges and credits, and a post-warranty product modification.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2021	2020	2021	2021	2020
Operating profit (loss):
Wellbore Technologies	$32	$(50)	$6	$24	$(780)
Completion & Production Solutions	(26)	25	(6)	(49)	(946)
Rig Technologies	1	(3)	49	42	(230)
Eliminations and corporate costs	(50)	(46)	(37)	(136)	(168)
Total operating loss	$(43)	$(74)	$12	$(119)	$(2,124)

Other items, net:
Wellbore Technologies	$7	$26	$18	$31	$803
Completion & Production Solutions	6	23	(6)	(2)	1,089
Rig Technologies	6	12	8	17	270
Corporate	5	1	(5)	2	25
Total other items	$24	$62	$15	$48	$2,187

Depreciation & amortization:
Wellbore Technologies	$38	$45	$39	$119	$143
Completion & Production Solutions	15	15	16	46	59
Rig Technologies	18	19	18	54	58
Corporate	4	4	4	12	10
Total depreciation & amortization	$75	$83	$77	$231	$270

Adjusted EBITDA:
Wellbore Technologies	$77	$21	$63	$174	$166
Completion & Production Solutions	(5)	63	4	(5)	202
Rig Technologies	25	28	75	113	98
Eliminations and corporate costs	(41)	(41)	(38)	(122)	(133)
Total Adjusted EBITDA	$56	$71	$104	$160	$333

Reconciliation of Adjusted EBITDA:
GAAP net loss attributable to Company	$(69)	$(55)	$(26)	$(210)	$(2,195)
Noncontrolling interests	4	2	3	8	6
Benefit for income taxes	5	(61)	2	1	(264)
Interest expense	19	21	19	58	65
Interest income	(3)	—	(2)	(7)	(5)
Equity loss in unconsolidated affiliate	2	11	—	6	250
Other (income) expense, net	(1)	8	16	25	19
Depreciation and amortization	75	83	77	231	270
Other items, net	24	62	15	48	2,187
Total Adjusted EBITDA	$56	$71	$104	$160	$333